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                                                           Exhibit 24(b)(15)(a)

                              AMENDED AND RESTATED

                          MASTER DISTRIBUTION PLAN OF

                                 THE KENT FUNDS


     WHEREAS, each portfolio of The Kent Funds (the "Trust") has previously adopted a separate Distribution Plan pursuant to the requirements of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, it is deemed desirable to combine each of the separate Distribution Plans into this single Amended and Restated Master Distribution Plan (the "Plan") covering each of the investment portfolios of the Trust listed on Appendix A hereto; and

     WHEREAS, this Plan has been adopted by the Board of Trustees of the Trust in accordance with Rule 12b-1 under the 1940 Act.

     NOW, THEREFORE, each of the Trust's separate Distribution Plans are hereby amended and restated in their entirety as follows:

     Section 1. The Trust's Principal Underwriter shall enter into written agreements based on the form attached hereto as Appendix B or any other form duly approved by the Board of Trustees ("Agreements") with securities dealers, financial institutions and other industry professionals that are shareholders or dealers of record or which have a servicing relationship with the beneficial owners of Investment Shares of the Funds ("Shareholder Organizations"). Pursuant to such Agreements, Shareholder Organizations shall provide distribution and support services as set forth therein to their clients who acquire and beneficially own Investment Shares of any Fund in consideration of a fee, computed monthly in the manner set forth in the Agreements, at an annual rate of up to 0.25% of the average daily net asset value of the Investment Shares beneficially owned by such clients.

     Section 2. Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related Agreement shall provide to the Trust's Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 3. This Plan shall become effective immediately with respect to each particular Fund upon the approval of the Plan (and the form of Agreement attached hereto) by (a) a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this



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Plan (the "Rule 12b-1 Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Agreement), and (b) a majority (as defined in the 1940 Act) of the outstanding Investment Shares of such Fund, unless such approval was previously obtained with respect to one of the predecessor Distribution Plans.

     Section 4. Unless sooner terminated pursuant to Section 5, this Plan shall continue until December 31, 1996 and thereafter shall continue automatically for successive annual periods so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 3(a).

     Section 5. This Plan may be terminated at any time with respect to any Fund by (a) vote of a majority of the Rule 12b-1 Trustees, or (b) vote of a majority (as defined in the 1940 Act) of the outstanding Investment Shares of such Fund.

     Section 6. This Plan may be amended at any time with respect to any Fund by the Board of Trustees, provided that (a) any amendment to increase materially the costs (whether for distribution or any other purpose) which such Fund may bear pursuant to this Plan shall be effective only upon the favorable vote of a majority (as defined in the 1940 Act) of the outstanding Investment Shares of such Fund, and (b) any material amendment of the terms of this Plan shall become effective only upon the approvals set forth in Section 3(a).

     Section 7. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) shall be committed to the discretion of such non-interested Trustees.

     Section 8. All expenses incurred by the Trust with respect to the Investment Shares of a particular Fund in connection with Agreements and the implementation of this Plan shall be borne entirely by Investment Shares of such Fund.



Amended and Restated:  November 22, 1996


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                                   APPENDIX A

The Kent Money Market Fund
The Kent Government Money Market Fund
The Kent Michigan Municipal Money Market Fund
The Kent Short Term Bond Fund
The Kent Intermediate Bond Fund
The Kent Income Fund
The Kent Limited Term Tax-Free Fund
The Kent Intermediate Tax-Free Fund
The Kent Tax-Free Income Fund
The Kent Michigan Municipal Bond Fund
The Kent Growth and Income Fund
The Kent Small Company Growth Fund
The Kent International Growth Fund
The Kent Index Equity Fund




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